Exhibit 99.1

News From

Walgreen Co. Corporate Communications • 108 Wilmot Road • Deerfield, Ill. 60015 • (847) 315-2500

Media Contact:	Michael Polzin, 847-315-2920
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports Fiscal 2012 Third Quarter Earnings

of $537 Million, or 62 Cents per Diluted Share

•	Results include 1 cent per diluted share due to costs related to strategic transaction with Alliance Boots announced today

•	Operating cash flow reaches a record $1.9 billion in third quarter and a record $3.7 billion through first nine months of fiscal year

•	Company increases quarterly dividend 22.2 percent to 27.5 cents per share, marking 37th consecutive year it has increased dividend

DEERFIELD, Ill., June 19, 2012 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced earnings and sales results for the third quarter and first nine months of fiscal year 2012 ended May 31.

Net earnings for the third quarter were $537 million, a 10.8 percent decrease from $603 million in the same quarter a year ago. Net earnings per diluted share for the quarter decreased 4.9 percent to 62 cents, compared with 65 cents per diluted share in the year-ago quarter. Compared with the prior year’s quarter, the impact of no longer being part of the Express Scripts, Inc. pharmacy provider network as of Jan. 1, 2012, was 6 cents per diluted share net of cost controls. This year’s quarter also was negatively impacted by 1 cent per diluted share due to costs related to a definitive agreement to enter into a strategic transaction with Alliance Boots GmbH, the leading international pharmacy-led health and beauty group. The transaction, which was announced today, will bring together Walgreens and Alliance Boots to create the first global pharmacy-led, health and wellbeing enterprise.

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Last year’s results include the impact of 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.

“By focusing on our key strategies, we are positioning ourselves to be the first choice for health and daily living,” said Walgreens President and CEO Greg Wasson. “We continue to learn from our 200 pilot Well Experience format stores, including some Duane Reade locations in New York City. We also continue to advance the role of community pharmacy by expanding our pharmacy, health and wellness services and deepening relationships with a number of partners.”

Net earnings per diluted share for the first nine months of fiscal 2012 ended May 31 were $2.03 per diluted share, a decrease of 2.0 percent from $2.07 per diluted share in the first nine months of fiscal 2011. Last year’s results include the impacts of 2 cents per diluted share in costs associated with Rewiring for Growth and 1 cent per diluted share in Duane Reade integration costs. Net earnings for the first nine months of fiscal 2012 were $1.77 billion versus last year’s $1.92 billion, a 7.7 percent decrease.

FINANCIAL HIGHLIGHTS

Sales

Third quarter sales decreased 3.4 percent from the prior-year quarter to $17.8 billion, while sales for the first nine months increased 0.6 percent to $54.6 billion. Front-end comparable store sales (those open at least a year) decreased 0.9 percent in the third quarter, customer traffic in comparable stores decreased 2.6 percent and basket size increased 1.7 percent, while total sales in comparable stores decreased 6.6 percent.

Prescription sales, which accounted for 62.9 percent of sales in the quarter, decreased 6.6 percent, while prescription sales in comparable stores decreased 9.9 percent. The company filled 192 million prescriptions in the quarter, a decrease of 8.4 percent over last year’s third quarter. Prescriptions filled in comparable stores decreased 9.1 percent in the quarter.

“During the current pharmacy benefit selling season, we’re pleased with the very favorable response we are hearing from plans, payers and benefits consultants to the value that Walgreens brings to employers and patients,” said Wasson.

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Gross Profit and SG&A

Total gross profit dollars decreased $140 million, or 2.7 percent, compared with the year-ago quarter, with gross profit margins increasing 0.1 percentage point versus the year-ago quarter to 28.2 as a percentage of sales. An increase in pharmacy profit margins was driven by generic drug sales, partially offset by market reimbursements, specialty pharmacy mix and LIFO. Front-end margins remained steady, with the positive impact from convenience and fresh foods, household items and inventory offset by E-commerce mix. The LIFO provision was $60 million this year versus $50 million last year.

Selling, general and administrative expense dollars decreased $62 million, or 1.6 percent, compared with the year-ago quarter. That decrease includes 0.6 percentage point of SG&A expenses associated with operating and integration costs for drugstore.com, acquired in June 2011.

The company delivered a record quarter and fiscal year to date of operating cash flow of $1.9 billion and $3.7 billion, respectively, driven by solid earnings and strong working capital progress.

Walgreens also announced today an increase in the quarterly dividend of 22.2 percent to 27.5 cents per share from the previous rate of 22.5 cents per share. The increase is consistent with the company’s goal of returning cash to shareholders including through dividends. The company has previously stated its goal of a long-term dividend payout target of 30 to 35 percent of net earnings. Walgreens has paid a dividend in 319 straight quarters (more than 79 years) and has now increased its dividend for 37 consecutive years. Over the past five years, Walgreens annual dividend rate has increased from 38 cents per share to $1.10 per share, resulting in a compound annual growth rate of nearly 24 percent.

At May 31, Walgreens operated 8,343 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,890 drugstores nationwide, 175 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

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Walgreens will hold a conference call to discuss the third quarter results beginning at 9:30 a.m. Eastern time today, June 19. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 12:30 p.m. Eastern time, June 19 through June 26 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 92760307.

Also, please refer to today’s separate release for additional information on Walgreens definitive agreement with Alliance Boots regarding a strategic transaction to create the first global pharmacy-led, health and wellbeing platform. The related conference call regarding that agreement is scheduled for 8 a.m. Eastern time today. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com.

Statements in this release that are not historical, including, without limitation, statements regarding the pharmacy benefit selling season, cost reduction initiatives, retained Express Scripts and/or Medco business, network participation, and the pending agreement with Alliance Boots, any of the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, changes in vendor, payer and customer relationships, the availability and cost of real estate and construction, risks associated with acquisitions and strategic investments, including our ability to satisfy the closing conditions and consummate the proposed transactions with Alliance Boots and related financing matters on a timely basis or at all, risks relating to our ability to realize anticipated synergies and achieve anticipated financial results; risks associated with international business operations, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31, 2012	May 31, 2011	May 31, 2012	May 31, 2011
Net sales	$17,752	$18,371	$54,560	$54,217

Cost of sales (1)	12,738	13,217	39,053	38,794

Gross Profit	5,014	5,154	15,507	15,423
Selling, general and administrative expenses	4,141	4,203	12,629	12,324

Operating Income	873	951	2,878	3,099

Interest expense, net	17	18	51	56

Earnings Before Income Tax Provision	856	933	2,827	3,043
Income tax provision	319	330	1,053	1,121

Net Earnings	$537	$603	$1,774	$1,922

Net earnings per common share:
Basic	$.63	$.66	$2.04	$2.08

Diluted	$.62	$.65	$2.03	$2.07

Dividends declared	$.2250	$.1750	$.6750	$.5250

Average shares outstanding	859.8	911.3	869.6	922.2
Dilutive effect of stock options	5.4	10.9	5.4	6.8

Average Diluted Shares	865.2	922.2	875.0	929.0

	Percent of Sales		Percent of Sales
Net sales	100.0%	100.0%	100.0%	100.0%

Cost of Sales	71.8	71.9	71.6	71.6

Gross Margin	28.2	28.1	28.4	28.4
Selling, general and administrative expenses	23.3	22.9	23.1	22.7

Interest expense, net	0.1	0.1	0.1	0.1

Earnings Before Income Tax Provision	4.8	5.1	5.2	5.6

Income tax provision	1.8	1.8	1.9	2.1

Net Earnings	3.0%	3.3%	3.3%	3.5%

(1)	Fiscal 2012 third quarter includes a LIFO provision of $60 million versus $50 million in the previous year.

Fiscal 2012 nine months includes a LIFO provision of $177 million versus $148 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	May 31, 2012	May 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$1,995	$2,652
Accounts receivable, net	2,294	2,598
Inventories	7,004	7,552
Other current assets	277	203

Total Current Assets	11,570	13,005
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,790	11,130
Goodwill	2,168	1,898
Other non-current assets	1,671	1,283

Total Non-Current Assets	15,629	14,311

Total Assets	$27,199	$27,316

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$13	$11
Trade accounts payable	4,433	5,015
Accrued expenses and other liabilities	2,851	2,809
Income taxes	204	83

Total Current Liabilities	7,501	7,918

Non-Current Liabilities:
Long-term debt	2,387	2,384
Deferred income taxes	368	419
Other non-current liabilities	1,903	1,872

Total Non-Current Liabilities	4,658	4,675

Shareholders’ Equity	15,040	14,723

Total Liabilities and Shareholders’ Equity	$27,199	$27,316

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Nine Months Ended
	May 31, 2012	May 31, 2011
Cash flows from operating activities:
Net earnings	$1,774	$1,922
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	856	798
Deferred income taxes	92	136
Stock compensation expense	77	67
Other	27	39
Changes in operating assets and liabilities -
Accounts receivable, net	230	(114)
Inventories	1,106	(151)
Other current assets	33	(8)
Trade accounts payable	(389)	430
Accrued expenses and other liabilities	(248)	51
Income taxes	13	(29)
Other non-current assets and liabilities	92	140

Net cash provided by operating activities	3,663	3,281

Cash flows from investing activities:
Additions to property and equipment	(1,102)	(699)
Proceeds from sale of assets	40	54
Business and intangible asset acquisitions, net of cash received	(421)	(182)
Payments related to sale of business	(45)	—
Other	(22)	(17)

Net cash used for investing activities	(1,550)	(844)

Cash flows from financing activities:
Stock purchases	(1,191)	(1,393)
Proceeds related to employee stock plans	120	203
Cash dividends paid	(593)	(488)
Other	(10)	13

Net cash used for financing activities	(1,674)	(1,665)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	439	772
Cash and cash equivalents at beginning of year	1,556	1,880

Cash and cash equivalents at end of period	$1,995	$2,652

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